Exhibit 3.4

1

DEED OF ISSUE OF ORDINARY SHARES

CUREVAC N.V.

THIS DEED IS ENTERED INTO ON [date] 2021 BY

CureVac N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Friedrich-Miescher-Strasse 15, 72076 Tübingen, Germany, trade register number: 77798031) (the "Company").

NOW HEREBY DECLARES THE FOLLOWING

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Deed the following definitions shall apply:

Deed	This deed of issue.
DTC

Cede & Co., a partnership under the laws of the State of New York, United States of America, as nominee for The Depository Trust Company, a corporation under the laws of the State of New York, United States of America.

Issue Price	The issue price per Share of USD [amount].
Offering	The follow-on offering of ordinary shares in the Company's capital and the admission to listing and trading of the ordinary shares in the Company's capital on the NASDAQ Stock Market.
Resolutions	The written resolutions of the Company's management board dated [date] 2021 and the Company's pricing committee dated [date] 2021.
Shares	[number] ordinary shares in the Company's capital, having a nominal value of EUR 0.12 each.
Transfer Agent	American Stock Transfer & Trust Company, LLC, a limited liability company under the laws of the State of New York, United States of America, in its capacity of the Company's transfer agent.

Underwriters	The underwriters in the Offering, listed in Schedule A to the Underwriting Agreement.
Underwriting Agreement	The underwriting agreement dated [date] 2021 between the Company and (representatives of) the Underwriters.
1.2	Interpretation

1.2.1	Terms that are defined in the singular have a corresponding meaning in the plural and vice versa.

1.2.2	Although this Deed has been drafted in the English language, this Deed pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Deed under any law other than Dutch law shall be disregarded.

1.2.3	The titles and headings in this Deed are for construction purposes as well as for reference. No party may derive any rights from such titles and headings.

2	ISSUANCE

2.1	Issuance of Shares

2.1.1	In giving effect to the Resolutions and the Company's obligations under the Underwriting Agreement, the Company issues the Shares to DTC, for further credit to, or as directed by, the several Underwriters in accordance with the terms and conditions of the Underwriting Agreement.

2.1.2	Upon the Shares being credited to the several Underwriters in the book-entry systems of DTC, DTC shall be considered to have accepted the Shares.

2.2	Payment

2.2.1	The aggregate Issue Price for the Shares has been satisfied in accordance with the terms of the Underwriting Agreement and the Company grants a discharge for the payment thereof.

2.2.2	The Company approves payment of the aggregate Issue Price in a currency other than euro.

2.2.3	To the extent that the aggregate Issue Price for the Shares exceeds the aggregate nominal value of the Shares, such excess shall be considered to be share premium and shall be added to the share premium reserve attached to the ordinary shares in the Company's capital.

2.3	Registration

2.3.1	Promptly following the execution of this Deed, the Company shall (i) register the present issuance of the Shares in its register within the meaning of Section 2:85 of the Dutch Civil Code and (ii) cause the Transfer Agent to register the Shares in the register maintained by the Transfer Agent in respect of the ordinary shares in the Company's capital.

3	MISCELLANEOUS PROVISIONS

3.1	No rescission or nullification

3.1.1	To the extent permitted by law, the Company waives its rights to rescind or nullify or to demand the rescission, nullification or amendment of this Deed, in whole or in part, on any grounds whatsoever.

3.2	Governing law

3.2.1	Without prejudice to the relevant provisions of Chapters 4 and 5 of Title 10 of Book 10 of the Dutch Civil Code, this Deed shall be governed by and construed in accordance with the laws of the Netherlands.

3.3	Jurisdiction

3.3.1	Any dispute in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the deed of issue

CureVac N.V.
Name:	F.W. Haas
Title:	Chief Executive Officer